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                                                                     EXHIBIT 4.8

                               EIGHTH AMENDMENT OF

                       BUDGET GROUP, INC. SAVINGSPLUS PLAN
               (As Amended and Restated Effective January 1, 1993)


         WHEREAS, Budget Group, Inc. (the "Corporation") maintains the Budget Group, Inc. SavingsPlus Plan (the "Plan"); and

         WHEREAS, the Plan has been amended from time to time, and further amendment of the Plan now is considered desirable;

         NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Corporation by resolution of its Board of Directors, the Plan is hereby amended in the following respects:

         1. By substituting the following for the definition of "Eligible Employee" in Article II, effective January 1, 2000:

                           "Eligible Employee" means any Employee of the Company
                  (or any Affiliated Company which adopts the Plan under Section 16.1) who has completed a continuous period of employment of 90 days except (a) any Employee who is a member of a collective bargaining unit and who is covered by a collective bargaining agreement which does not specifically provide for coverage under the Plan, and (b) any Leased Employee. In the case of an Employee who is employed by a company on the date of its acquisition (including acquisition of substantially all the assets of such company) by or merger into the Company or an Affiliated Company which has adopted the Plan, except to the extent that the Committee provides otherwise, such Employee's continuous period of employment with such acquired company immediately prior to the date of acquisition or merger shall be considered as a continuous period of employment for purposes of this definition as of the date of such acquisition."

         2. By substituting the following for Section 8.2(b), effective January 1, 1998:



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                           "(b)     In no event will amounts be distributed to a
                  Participant prior to his 65th birthday without his written consent if the value of his vested Account exceeds $5,000."


         3. By substituting the following for Section 8.5(b), effective January 1, 1999:

                           "(b)     Notwithstanding anything to the contrary
                  contained in the Plan, with respect to a Participant who attains age 70 1/2 on or after January 1, 2001, distributions of such Participant's benefits must commence by April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant retires, in accordance with the minimum distribution requirements of Code Section 401(a)(9). Notwithstanding the foregoing sentence, for any Participant who is a 5% owner of the Company, the distribution of benefits must commence by April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. A Participant who is not a 5% owner and who attained age 70 1/2 before 2001 may elect to stop receiving distributions from the Plan until April 1 of the calendar year following the calendar year in which the Participant retires. The Committee will establish rules and procedures governing Participants' elections hereunder."

         IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed by its duly authorized officer this 8th day of March , 2000.


                                      BUDGET GROUP, INC.



                                      By:       /s/  Robert L. Aprati
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                                      Its:     Executive Vice President,
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                                              General Counsel & Secretary
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